August 6, 2025
Matt Puckett

Congratulations! I am pleased to offer you a position as a salaried, full-time employee of Ibotta, Inc. (the “Company”). Here are the details of your offer:
Title: Chief Financial Officer
Reporting To: Bryan Leach
Start Date: August 25, 2025
Salary: Your salary will be paid at a bi-weekly rate of $21,153.85 less payroll deductions and all required withholdings, which on an annual basis is $550,000.00.
This position is located in Denver, Colorado as a hybrid position requiring 3 days (Tuesday, Wednesday, and Thursday) in office.
In addition to your salary, you will be eligible to receive an annual bonus with a target value of $450,000.00 based on achieving performance objectives established by the Compensation Committee of the Company’s board of directors (the “Committee”) in its sole discretion and payable upon achievement of those objectives as determined by the Committee. If any portion of this bonus is earned, it will be paid in a lump sum, less applicable deductions and withholdings, on the first Company payroll date after the Committee determines it has been earned, subject to you remaining employed with the Company through the payment date. For 2025, your annual bonus opportunity will be prorated based on the number of days in which you are employed with the Company in 2025 (such amount, the “2025 Annual Bonus Amount”) and will be guaranteed at an amount no less than the 2025 Annual Bonus Amount and otherwise payable on the same terms as the Company’s other senior executive 2025 bonuses. Your annual base salary and annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices. In addition, the Committee may, in its direction, grant you discretionary bonuses from time to time.
We don’t want employees to act like they’re invested in Ibotta; we want them to actually be invested. Following your start date, we will recommend to the Committee that it approve an award of restricted stock units (“RSUs”) to you in the amount of $9,000,000 of the Company’s Class A Common Stock, with the number of RSUs awarded to be determined by dividing such dollar amount by the average of the closing prices of the Company’s Class A Common Stock during the period of seven consecutive trading days leading up to and including the RSU award grant date. Twenty-five percent (25%) of the RSUs shall vest on the first quarterly vesting date following the one-year anniversary of your start date subject to your continuing employment with the Company, and no RSUs shall vest before such date. The remaining RSUs shall vest over the next 12 quarters in equal amounts subject to your continuing employment with the Company and satisfaction of any other conditions precedent in the grant agreement. This RSU grant shall be subject to the terms and conditions of the Company’s 2024 Equity Incentive Plan and Restricted Stock Unit Agreement (collectively, the “Equity Documents”), including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
You will be eligible to enter into a Change in Control and Severance Agreement (the “Severance Agreement”), which has been provided to you along with this letter of agreement. The Severance Agreement specifies the severance payments and benefits you would be eligible to receive in connection with certain terminations of your employment with the Company. These protections will supersede all other severance payments and benefits you would otherwise currently be eligible for, or would become eligible for in the future, under any plan, program or policy that the Company may have in effect from time to time.
You will also be eligible for the Ibotta benefits package including medical, dental, vision, flexible spending, 401(k) as well as life and disability insurance. Benefit enrollments must be completed within 30 days of your start date. Your elected coverages will take effect on the first of the month following your completed enrollment. Any additional premiums will be deducted on a bi-weekly basis from your paycheck. Please reference the Ibotta Benefit Summary for more information. The Company reserves the right to amend the benefits in the future if necessary.

We will also ask you to sign our At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of Company proprietary information. Signing this agreement as well as the Acknowledgement page of the Ibotta Handbook will be conditions of your employment with the Company. We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company, except the Company will permit you to serve on one external board of directors, provided such service does not materially conflict with or otherwise materially interfere with your duties to the Company. Similarly, you agree not to take any actions that will violate any agreements relating to your prior employment and not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such confidential information.

You understand that nothing in this letter or the Confidentiality Agreement limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law. Further, nothing in this letter or the Confidentiality Agreement shall in any way limit or prohibit you from discussing or disclosing either orally or in writing, any alleged discriminatory or unfair employment practice (including, without limitation, any underlying facts of any alleged discriminatory or unfair employment practice). In addition, you understand that nothing in this Agreement or the Confidentiality Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. Notwithstanding the preceding, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any Company trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. You further understand that you are not permitted to disclose the Company’s attorney-client privileged communications or attorney work product. In addition, you hereby acknowledge that the Company has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. Finally, you understand that nothing in this letter or the Confidentiality Agreement (i) limits employees’ rights to discuss or disclose wages, benefits, or terms and conditions of employment as protected by applicable law, including any rights under Section 7 of the National Labor Relations Act, or (ii) otherwise impairs employees from assisting other Company employees and/or former employees in the exercise of their rights under Section 7 of the National Labor Relations Act.
All employment offers with the Company are contingent upon the successful results of a background check and I-9 verification. You understand that the terms of this letter do not imply employment for a specific period or any period at all. Your employment is at-will; either you or the Company can terminate it at any time. The Company may modify job titles, salaries, bonus plans and benefits from time to time, as it deems necessary.
This letter agreement, the Confidentiality Agreement, the Severance Agreement, and the Equity Documents constitute the entire agreement between you and the Company regarding the subject matters discussed, and they supersede all prior negotiations, representations or agreements between you and the Company. This letter agreement may only be modified by a written agreement signed by you and the Company’s Chief Executive Officer.
We look forward to having you at Ibotta!

Sincerely,
Bryan W. Leach
Founder & Chief Executive Officer

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